EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 23, 2022, relating to the financial statements of Surmodics Inc. and the effectiveness of Surmodics, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Surmodics, Inc. for the year ended September 30, 2022.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
May 12, 2023